CONTACT: Frank L. Jennings, President OnSource Corporation 5455 Spine Road, Suite C Boulder, Colorado 80301	Telephone: (303) 527-2903 Fax: (303) 527-2916

ONSOURCE CORPORATION ANNOUNCES FISCAL 2004 YEAR END RESULTS

Boulder, CO, October 19, 2004 - OnSource Corporation (OTCBB: OSCE) today announced its results for the fiscal year ended June 30, 2004.

Revenues for the year ended June 30, 2004 were $2,300,256 compared to $2,291,670 for fiscal 2003. Product sales increased to 1,904,148 in fiscal 2004 compared to 1,707,982 in 2003, an increase of 12%. Service revenue declined from $583,688 in 2003 to $396,108 in 2004. The decline in service revenue is attributed to the assignment, during FY2004, of our facility management contracts to a private company. This assignment is expected to reduce our annual service revenues by $516,000 and our annual costs of service revenue by $252,000. Future proceeds from the assignment of these contracts will be reported as other income.

For fiscal year 2004, the Company reported net income of $89,526 or $0.11 per share compared to net income of $40,751 or $0.05 per share for the year ended June 30, 2003. The improvement for the year was attributed to increased product sales.

ONSOURCE CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
For the years ended June 30, 2004 and 2003

	2004	2003
Revenues
Product Sales	$ 1,904,148	$ 1,707,982
Services	396,108	583,688
	2,300,256	2,291,670
Cost of Revenue	(1,200,620)	(1,241,129)
Gross Profit	1,099,636	1,050,541
Operating Expenses	(969,460)	(838,116)
Operating Income	130,176	212,425
Interest Expense	(159,001)	(171,674)
Other Income	118,351	-0-
Net Income	$ 89,526	$ 40,751
Earnings per Common Share - Basic and Diluted	$ 0.11	$ 0.05
Shares Outstanding
Basic	795,236	771,505
Diluted	801,134	811,505

ONSOURCE CORPORATION
CONDENSED BALANCE SHEET
as of June 30, 2004

Cash	$ 73,632
Other Current Assets	513,004
Property Plant & Equipment	80,648
Total Assets	$ 667,284
Accounts Payable	$ 424,046
Current Debt	216,329
Accrued Expenses	80,190
Other Current Liabilities	40,000
Long-term Debt	1,571,558
Stockholders' (deficit)	(1,664,839)
Total Liabilities and Stockholders' Deficit	$ 667,284

Forward Looking Statements

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.